UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2011

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 21, 2011, Resource Real Estate Opportunity REIT, Inc. (the “Company”), through a wholly owned subsidiary, purchased, at a discount, a non-performing promissory note (the “Note”), secured by a first priority mortgage on a student housing community, from an unaffiliated seller, MSCI 2006-HQ10 Fletcher Avenue, LLC. The contract purchase price for the Note was $8.3 million, excluding closing costs, and was funded with the proceeds from the Company’s ongoing public offering. The contract purchase price was approximately 79% of the $10.5 million outstanding principal balance of the Note (as of October 21, 2011). The Note was originated in June 2006 in the original principal amount of $10.5 million. The borrower, ING US Students No. 14, LLC (the “Borrower”), is in default on the Note for failure to make payments since November 2009.

The Note is secured by a mortgage (the “Mortgage”) encumbering the Campus Club Apartments (“Campus Club”), a 256-bed student housing community located in Tampa, Florida that services the University of South Florida. Campus Club was constructed in 2005. Campus Club is comprised of three buildings that contain a total of 64 four-bedroom suites and has an effective occupancy of 98.4%. Campus Club offers tenants amenities including a fitness center, clubhouse, pool, tanning salon, business center, and game room. The purchase price represents a 19% discount to the Company’s estimate of the replacement cost of the buildings if built today.

The Borrower is not affiliated with the Company or its advisor. As of October 21, 2011, the outstanding loan balance on the Note was approximately $10.5 million, plus unpaid interest and late fees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: October 25, 2011	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer (Principal Executive Officer)